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                                                                   June 21, 2002


Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester MA 01653

RE:   ALLMERICA SELECT SEPARATE ACCOUNT III OF
      ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
      PRE-EFFECTIVE AMENDMENT NO. 1
      FILE NO. 333-84306/811-8859

Gentlemen:

This opinion is furnished in connection with the filing by Allmerica Financial Life Insurance and Annuity Company of the Pre-Effective Amendment to the Registration Statement on Form S-6 of its modified single premium variable life insurance contracts ("Contracts") allocated to the Allmerica Select Separate Account III under the Securities Act of 1933. The Prospectus included in this Pre-Effective Amendment to the Registration Statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Pre-Effective Amendment to the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix D of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contracts has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for a person age 55 or a person age 65 than to prospective purchasers of Contracts for people at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Contract are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the Pre-Effective Amendment to the Registration Statement.

                                           Sincerely,

                                           /s/ Paul T. Engeriser

                                           Paul T. Engeriser, F.S.A., M.A.A.A.
                                           Vice President and Actuary

AFLIAC Select SPL II